Exhibit 99.2

March 11, 2005


Name of Shareholder
Address of Shareholder


Dear Valued Investor,

We are proud to report that in the fourth quarter of 2004 Carolina National realized it's first quarterly profit since opening in July 2002. Net income for the fourth quarter was $21,000 compared to a net loss of $334,000 for the same period last year.

The Company's loss for the year ended December 31, 2004 was $433,000 or $.30 per share compared to a loss of $1,211,000 or $.85 per share in 2003. As of December 31, 2004, the allowance for loan losses was $1,300,000 or 1.47% of outstanding loans.

Although our stock is thinly traded, you will be pleased to know that the last known trade in our stock was at $13.50. This is 35 percent higher than the initial share price of $10.00. While we do not know of any potential sellers, we are frequently contacted by potential buyers.

We are one of the fastest-growing banks in South Carolina. We have achieved this growth based on a safe, sound, conservative management philosophy.

Here are some other measures of financial success that illustrate our growth from December 31, 2003 to December 31 2004:

o    Total assets grew from $63 million to $99 million, a 57% increase.

o    Total loans grew from $55 million to $90 million, a 64% increase.

o    Deposits grew from $51 million to $86 million, a 70% increase.

o    Net interest spread grew from 2.18 % to 2.89%.

o    Net interest margin grew from 2.86 to 3.34%.

Our performance has been sound in all areas. We have controlled general expenses with prudent, locally based decision-making, and we have continued to develop a management culture based on high motivation, superior customer service and a strong sense of teamwork. In addition to our financial growth, we are continuing to develop and nurture the skills of our team of banking experts, which we feel, is already one of the strongest in our service area.

We continue to provide convenience to customers at our office on Main Street and at our branch in Forest Acres. In order to better serve our customers, we added a Drive-in Window Facility, with an ATM, located a block from our main office. We recently established a Loan Production Office to serve the growing Lexington County communities of St. Andrews, Irmo and Chapin.

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As we move forward in 2005, our intent is not only to keep doing the things that have made us successful, but also to do them even better. We will continue to strive to provide superior personal service and convenience for our customers.

In order to assist you in keeping informed about Carolina National, we have enclosed information on how you can access our Securities and Exchange Commission information on the internet. You are also invited to visit our Web site at "www.carolinanationalbank.com" for additional general information.

Thank you for your confidence and support. We will continue to update you on the performance of your bank, and if you have any questions, please let us know.


Sincerely,




s/Roger B. Whaley                                    s/Robert E. Staton
----------------------                               --------------------------
Roger B. Whaley                                      Robert E. Staton
President/ CEO                                       Chairman